Exhibit 99.1

Vignette Corporation’s First Quarter 2003 Financial Results Conference Call

April 23, 2003 4 P.M. CDT

VIGNETTE CORPORATION PARTICIPANTS

Thomas E. Hogan President and Chief Executive Officer	Michael K. Crosno Executive Vice President, Field Operations

Charles W. Sansbury Senior Vice President and Chief Financial Officer	David J. Shirk Senior Vice President, Product Strategy and Marketing

CONFERENCE CALL PARTICIPANTS

Steve Jue RBC Capital Markets – Analyst	Jennifer Swanson US Bancorp Piper Jaffray – Analyst

Vikram Churamani Thomas Weisel Partners – Analyst	Moderator AT&T

CONFERENCE CALL TRANSCRIPT

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the Vignette First Quarter Financial Results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. As a reminder, today’s call is being recorded.

I would now like to turn the conference over to Charles Sansbury, Chief Financial Officer. Please go ahead, sir.

C. Sansbury

Good afternoon and welcome to Vignette’s First Quarter 2003 Financial Results conference call. Joining me today are Tom Hogan, President and CEO; Michael Crosno, EVP of Field Operations; and Dave Shirk, Senior Vice President of Product Strategy and Marketing.

I will begin today by reading our required risk disclosure statement. Our comments today may include forward-looking statements relating to Vignette that involve risks and uncertainties including, but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products, integration of acquisitions, general economic conditions and other risks.

These risks are discussed in the company’s Form 10K as amended and filed with the Securities and Exchange Commission, and any reports filed from time to time with the Securities and Exchange Commission. Please be cautioned that forward-looking statements are not guarantees of future performance and actual results may differ materially from management expectations.

Now turning to Vignette’s first quarter results. Total revenue for the quarter was $40.8 million, exceeding the upper end of our guidance range for the quarter. Of that, license revenue was $16.5 million or 40% of total revenue. Services revenue was $24.3 million, with $14.7 million coming from maintenance and support and $9.6 million related to our professional services business. Services revenue was 60% of total revenue, and international revenue represented 27% of total revenue.

Our non-GAAP gross margin was 73%, and as a percentage of revenue operating expenses were as follows: research and development were 30%; sales and marketing were 45%; and general and administrative were 12%.

Total expenses for the first quarter of 2003, excluding acquisition-related and non-cash charges of approximately $2.9 million, but including costs of good sold were $46.2 million.

Our non-GAAP operating loss, excluding those acquisition related non-cash charges, was $5.4 million, which was better than the low end of our operating loss guidance, and allowed us to deliver a non-GAAP loss per share of $0.02, which exceeded our guidance by a penny.

In the third quarter we incurred charges of $800,000 related to the amortization of acquired technology, $609,000 related to the amortization of intangible assets, $377,000 related to the amortization of deferred stock comp, and $1.14 million related to purchased in process R&D and other acquisition related charges. Including these charges, the company incurred a GAAP net loss of $0.03 per share.

Turning now to the balance sheet. Net days sales outstanding, or DSO, was 51 days, which is significantly below our target range of 79 days, down from 65 days in the fourth quarter, and reflects continued focus on our collections efforts.

Total deferred revenue was approximately $42 million, and our cash balance at the end of the first quarter was approximately $282 million. In the quarter we used approximately $26 million of cash, and of this amount $15.5 million was due to the payment of consideration for the Epicentric acquisition, $4 million was due to severance payments, and the remainder was used in operations.

New customers added this quarter included Athy Enterprises, Banco de España, Carnegie Mellon University, Hitachi, Mobitel, Robert Half International, Simon Property Group L.P., and Synovus Financial Corporation. Importantly, our average deal size for new customers was $324,000, a 39% increase when compared to Q4.

In the quarter we had six transactions that were greater than one million dollars; five of those came from existing customers, and one from a new customer. No customer accounted for more than 10% of revenue in the quarter. Business from existing customers was also particularly strong in the quarter, and included orders from Deloitte and Touche, Nokia, Verizon, HP, United Healthcare, Sony, Telefonica de España, the U.S. Department of State, Vodafone, American National Red Cross, EDS, Charles Schwab, Lockheed Martin, JP Morgan, and Goodrich.

Our total headcount at the end of the first quarter, and this was following the consolidation work that was done in early January, was 844 people.

With that, I would like to turn the call over to Tom Hogan, our President and CEO, for some incremental discussion of the quarter.

T. Hogan

Thanks, Charles. Let me start by recapping our 12-month game plan and our progress. In July of 2002 when I took the role as CEO, we communicated a three-step tactical plan that we described as make, grow, and earn. Make, being our commitment to meet or exceed our quarterly guidance; grow, our commitment to reinvigorate our top line and reestablish a growth trajectory for our company; and earn, to get the company profitable by the third quarter of 2003.

Our strategy for accomplishing these objectives was to better leverage our key assets. The assets and the points of leverage we identified were, first, our balance sheet through strategic acquisitions; two, was our installed base through up sell, upgrade, and cross sell opportunities; third, was the strength of our team of professionals, employees, and management through our ability to execute some of the aggressive actions and tactics we’ve executed on in the past nine months; and then finally, to better leverage the competitive strength of our technology in the marketplace.

I’m pleased thus far with how we’re executing, and I would tell you that we’re on schedule, having exceeded our objectives for the past three quarters and delivering growth quarter to quarter the last two quarters. We’re now obviously focused on the last leg of that three-pronged strategy, which is to get this business profitable.

If I reflected on the first quarter, I’d highlight the following as our biggest positives. First and foremost, we exceeded our operating plan objectives with respect to revenue expense and net income. Our as reported revenues grew sequentially from $40.4 million to $40.8 million. On a full quarter apples-to-apples basis, total revenues were down 6.4% versus our plan in guidance of a 10% seasonal reduction. So we overachieved on a plan basis relative to our revenues.

If I do a similar apples-to-apples comparison combining the full Vignette and Epicentric fourth quarter operating expenses, we reduced our first quarter operating expenses by 21.3% quarter to quarter. We continue to identify and eliminate all expenses that do not directly enhance our service levels or drive top line revenues.

Our DSO performance, as Charles shared, far exceeded our internal plans at 51 days. Our DSO performance, combined with our continued strength in maintenance revenues and renewals, I think is yet another important sign or proxy for the real value our solutions are delivering to our clients.

Second, I would highlight our performance with respect to our portal business and the integration of Epicentric. As many of you know, acquisitions frequently translate to fool’s gold with respect to forward revenues. The revenue erosion is typically associated with a loss in focus, lost talent, and overestimated solution synergies. This was absolutely not the case with our acquisition of Epicentric.

Having just closed the first full quarter post closure, we couldn’t be more pleased with our execution and, more importantly, with our results. In spite of typical first quarter seasonality and the disruption normally associated with new products, new territories, and new cultures, we delivered substantial portal revenue growth quarter to quarter.

I think the success we had can be attributed to several factors. First, we think we flat out have the best solution in the marketplace and word of mouth is spreading, and sometimes the better widget actually does win. Second, the integration of the people and products has been executed better than any acquisition I’ve witnessed, which is a tribute to the people in both companies and their collective conviction in our joint value proposition.

Third, the removal of the viability issues swirling around Epicentric, pre-acquisition, has now been eliminated behind the strength of our cash and our balance sheet. Fourth, we’re beginning to exploit the cross-sell opportunity into Vignette’s 1000-plus installed base where the synergy and value of our combined assets is both clear and powerful.

Fourth, relative to the first quarter, I would highlight a 39% jump in our average selling price. In what clearly remains a buyers market, we saw a sizeable jump in our average selling price; again, validation of the value our software is bringing the world’s leading brands. Vignette is not an infrastructure repository-based tool set. Vignette’s suite of application services are helping organizations around the world migrate real business and real value to the Web. We’re driving Web-based applications to better serve customers, to improve employee productivity, to increase revenues to improve marketing, to enhance supplier and partner collaboration, and to reduce costs. The return on investment of our technology is clear and compelling.

Finally, our market-leading investment in research and development continues to pay dividends with respect to innovation and solution leadership. Over the past three months we’ve continued our steady stream of enhancements to our solution set, including among others, the release of our Vignette Application Builder 4.0, which couples Epicentric’s application builder technology with Vignette’s integration technology to deliver the most advanced visual application development environment in the industry.

Vignette 7.0.1 was also released, which is our first V7 post-GA support pack, and our just announced release of the Vignette Application Suite, which is the inaugural integration of the combined content, portal, business intelligence, integration, collaboration, and workflow assets. All manageable through an integrated roles-based console, and the fulfillment of our commitment to an integrated suite by the second quarter of this year.

Our largest challenge is building bridges. The business value of our technology and the technology lead we hold relative to our competitors is significant. This is juxtaposed with an equally large appetite and need for our solutions in the general marketplace. Our challenge is to connect these dots, to raise awareness, to compete in every deal, and to expand our ecosystem.

This is what Michael Crosno has been focused on in his first 90 days since transitioning from his Epicentric CEO duties. I’d like to ask Michael to take a few minutes to update you on where we’re focused in our efforts to complete our bridge and to realize the large opportunity before us. Michael.

M. Crosno

Thanks, Tom. I’m going to begin by just covering quickly three major market trends that we see that are driving the overall growth of Vignette in our long-term value proposition. First of all, number one, the IT departments and business users are going through a massive consolidation process of everything from their products, their applications, and their Web initiatives.

Standalone products in the old manner just simply are too narrow; they don’t solve the issues. In fact, another way to look at this is if you look at what Gartner now is saying relative to their SCS strategy, Delphi, relative to their X-Enterprise strategy, and AMR relative to their composite-based application. All of them are saying that in order to build a unified Web strategy that solves a breadth of problems for the average corporation, it takes a combination of content, portals, workflow, collaboration, analytics, and future applications, all delivered within a common server console and management console. If you take a look at this consolidation, it’s quite similar to what’s happening in the legacy with ERP, CRM, and SCM.

So if you want to put the driver behind it and take a look at what’s happening in the financial service and with Citibank and JP Morgan, they’re trying to consolidate their retail divisions, their credit card applications, their small business applications, all into a single view.

If you look at what manufacturing companies are doing, let’s take the automotive sector. They’re no longer building a Web site and hoping people will come to it.

What they’re saying is, “Let’s figure out how we sell more automobiles through the process of discovery, research, services, and maintenance.” In essence, major corporations are now looking at, “How do I consolidate applications and build more business centric models?”

The second major trend, and probably the most powerful out there, is companies are moving away from product/silo applications to building what they would classify as competing on services or service-enabled corporations. Let me give you some good examples.

Look at the telecommunications sector. With a company like Vodafone, it used to be about delivering a wireless network and some basic cell phone operations. In order to compete today, companies like Vodafone, Nokia, and others are all building service delivery platforms where the user can use a self-service mechanism for going down or going up to this platform and drawing down applications.

If you look at our federal government, look at the IRS applications, they’ve moved away from just receiving your tax filings and then giving you money. It’s all done online with Vignette technology, they’ve saved millions of dollars, and now the turnaround has become a services-based application.

Healthcare markets, same thing. McKesson, with over 200 hospitals installed today, it’s figured out that in order to make hospitals grow, physician portals are critical in order to provide the level of service people are now offering. Take a look at the educational marketplace, same thing. So the movement from product-oriented customer attraction, retention-type models, to much more services oriented is a key part of the trends.

Lastly, the other third major trend that I’m going to shift into are go-to-market models. The third major trend that we’re seeing is the movement away from home-grown tools-based solutions to building and owning applications on their own. For instance, most of our customers are coming at lengthy installs of ERP, CRM, Supply Chain Management; they were turned over to an integrator. There’s a huge movement in the market right now to basically come away and say, “We want to deliver applications faster. We want to deliver them in a consistent experience across multiple applications. We want to manage that experience so we need a management layer. We want to lower the total cost and delivery, but equally as important, we want to be able to extend and manage those applications in the long term.”

So those are the three major market trends. We’re seeing a consolidation of applications in vendors, the transformation from delivering products to delivering services-oriented type offerings, and lastly, the customer’s desire to own it. So if you look at those three trends and you say, “Okay. What did Vignette do in the first 90 days?” First of all, we have four key go-to-market models in this whole thing. Number one, it’s centered around our installed base penetration with over 1,600 customers, and 50% of those being the Fortune 2000 mainstream companies.

In the last 60 days we cross-trained all of our solution engineers, trained all of our selling representatives, beyond just as the economic value add, but all about the functionality. We’ve built out an enterprise, what we would call, account management team that focuses on enterprise implementations. We repackaged our services around velocity packages. We implemented vertical selling teams to go after life sciences, federal, healthcare, and other key markets.

Lastly, what we did was we’ve been very aggressive about marketing a competitive replacement strategy for our installed base with other companies and their repositories, that we saw in our results, as Charles had mentioned, great success there.

Second of all, new customers. We’ve taken the integration of our products, we’ve put them together, and we’ve tried to go out and solve much more from the standpoint of less technology based, and focus really on, for instance, the complete suite of applications to help people build a unified Web experience. That has been very successful when you take a look at some of the financial services where they want to try and consolidate the retail banking, their corporate banking, their high wealth banking, their credit card application, and do that in a fully integrated suite of products that are all J2EE compliant that leverages their existing solutions and does it in an open-ended environment.

The last two areas, which is where probably the most traction we’ve been able to receive, is we’ve really focused in on the major system integrators and the regional integrators, but we’ve approached them differently than we have in the past. The way we’ve approached them is we’ve taken our services delivery foundation, which is the V7 Management Console, we’ve provided them a set of application packages and services, which would be our content, our portal, our workflow, our collaboration, BEA, business intelligence, and our application building thing. We’ve gone to them and allowed them to start building out go-to-market strategies and verticals on top of a platform that allows them to build their own SES solution or their own composite-based solution.

Let me give you some examples. BearingPoint has teamed with us in the educational market, Deloitte and Touche in the state and local market, EDS with their digital asset management system, Accenture in their e-government market, and McKesson in their healthcare market. We have a whole series of other vertical initiatives that allow us to take the domain expertise, the applications that we have, and penetrate the vertical markets.

The last key market initiative that we’ve put into place is that we’ve packaged up our technology and the various application components into a platform we call our vertical delivery platform. This is a very comprehensive set of solutions that allows us to team a customer, a partner, and Vignette together to build out a true vertical suite of applications built out on the technology. For instance, if you look at a Carnegie Mellon, tie in with BearingPoint and what they’re doing, that’s all about building an educational services delivery platform, not just a portal, and how they deliver all of their alumni services, etc. through that.

If you look at McKesson and their Horizon strategy, which is delivered now to over, I believe, 150 plus hospitals. Lastly, one last case would be in Spain where we have a very good partner that has installed over 500 document management and records management systems. We’re using that as a component of our technology to deliver a full process-based unified Web strategy.

So in essence those were the four key initiatives. They were installed base penetration, new customers, system integrators, both majors and the regionals, and our whole vertical initiatives and applications.

So in summary, Tom and I look at it and say our go-to-market strategy is aggressive, it’s focused on leveraging partners. Our installed base is in the strength of this company, which really are the long-term solution that we have, the company viability, and the outcome looks strong.

T. Hogan	Thanks, Michael. Let me close with some comments regarding the second quarter and our future, and then I’ll ask Charles to cover our guidance.

First, we’ll obviously continue our progress and our focus on profitability. We’ve delivered significant sequential improvements over the past three quarters in our net income and we’ll continue that trend in the second quarter. Our progress will come through aggressive reductions in non-headcount related spending, combined with our goal of modest revenue growth.

Second, we will redouble our efforts to complete the bridge and to evangelize the business value of our combined assets and solutions. We’ll attack this from several different fronts. First, as Michael shared, we’re working closely with our leading integration partners to target specific vertical markets and specific enterprise Web applications. The solution versus technology orientation is already generating increased interest and uptake from both partners and clients.

Second, we’ve increased our headcount and expense in our sales and distribution organization in spite of continued reductions in overall spending. The more clients who know about Vignette and what we can offer the more favorably we compare to the competition.

Third, we’ve reallocated our marketing program spend to focus on market awareness and demand generation. We’ve launched a series of very aggressive campaigns leveraging our own Dialog technology. These “Up in 30” campaigns and, most recently, “Dare to Compare” campaigns are already yielding large increases and leads in general awareness.

Finally, to fully address anticipated increased marketplace demand, we’re increasing our resources in our telephony-based sales and marketing channel, in addition to the direct sales resource I referenced earlier.

An important new category in enterprise computing, we think, has arrived. CIOs and heads of e-business sales, marketing, and service are seeking a low-cost means to exploit the massive amounts of existing applications in information. They want applications that solve specific business problems. They want solutions that are flexible, scalable, and standards based. They want solutions that can be configured and deployed within months, not years, that cost thousands, not millions. They want solutions that span heterogeneous environments, including Microsoft and Java, and IBM and BEA.

This is our strength and our value proposition. We’re the Switzerland solution for spanning these environments, for leveraging these information and application assets, both structured and unstructured, for providing a service delivery foundation that allows organizations to rapidly and cost-effectively assemble and deploy very high impact Web applications. We’re the vehicle to the maturation of the Internet as a true channel for business and productivity versus the hype of the last decade, and that’s why we’re so excited about our future.

So with that let me turn it over to Charles who’ll share our second quarter guidance. Charles.

C. Sansbury

Thanks, Tom. This guidance reflects our outlook today, April 23, 2003, and contains forward-looking statements subject to the risks we outlined earlier in the risk disclosure statement. Vignette is not obligated to update guidance during the quarter, and if we do so it will be in a public statement.

For the second quarter of 2003 we expect total revenue to be between $40 and $42 million. We expect license revenue will account for 40% to 42% of total revenue, with services revenue accounting for the remainder. We expect gross margins of between 70% and 73%. In terms of operating expenses, we expect R&D to be 26% to

28% of revenue, sales and marketing to be 46 to 48% of revenue, and G&A to be 9 to 11% of revenue.

I want to point out that in the second quarter then we expect to reduce our total costs by approximately 5% when compared to the first quarter through continued aggressive management of our cost structure, and we expect a non-GAAP loss from operations of $2.5 to $3.5 million for the second quarter. We expect interest income in the quarter to be about $1.2 million, and we expect to record a tax provision of several hundred thousand dollars in the second quarter. We expect a non-GAAP net loss per share of one penny and that’s assuming 252 million shares outstanding.

These non-GAAP results are before total charges of approximately $2.5 million that we expect to incur from merger integration, the amortization of acquired technology, deferred stock compensation, and intangible assets. In addition, we expect these charges to result in a GAAP net loss per share of two cents.

In summary, we’re very pleased with the progress that we’ve made during the quarter in integrating Epicentric and realizing operational efficiencies across the business. With the operating leverage benefit of these initiatives and the increased scale of our business, we believe that from where we stand today with our cost structure we are well positioned to achieve our goal of profitability in the third quarter of this year.

With that, operator, we’ll turn the call over to questions.

Moderator	Our first question comes from the line of Steve Jue with RBC Capital Markets. Please go ahead.

S. Jue

Congratulations on the quarter, guys. Can you talk just a little bit about some of these larger deals? Are you starting to see the whole product suite get bought? Were these more portal-type initiatives? I’m just kind of curious to know how these applications will be deployed.

M. Crosno

We’re seeing actually two major trends right now. We’re seeing people that have installed content applications and wanted to start integrating more business applications. Therefore, they look at it as a broader suite question as opposed to just a single application.

Number two, in some of the larger deals we did, when you approached them with an integrated suite, they start understanding the value of consolidating multiple applications within that integrated suite. Now, as a result, what they’re willing to do is probably go for little bit more or larger implementation out of the chute than they would have if they were just buying a standalone siloed application.

Third in that whole process is that in that same model, when you start running an Internet/Extranet/Internet, and you do them both from a content and portal side, you start to see people putting them up at a much faster pace. As a result, the gap between the prototype buy and the actual expansion buy is narrowed and they start to do a little bit more on the upfront basis.

S. Jue

Okay. Great. Just on some of the segmentation of the product with the group, business, and enterprise kind of packaging, are you starting to see more transactional … deals pick up, just in terms of getting some early up and running departmental-type stuff and expanding upon that?

D. Shirk

A couple things to note. On the breakout of the suites with the three different tiers, the enterprise suite itself for the content side of the house will not actually ship until June. So the majority of the content business on the V7 side of the equation is new business. It’s doing what we expected. With a level of customization or extension that would be needed for some businesses, the development environment would require and default to the business suite, which would be more of our traditional type of model.

In many of the markets we’ve seen the starting uptick of the group suite, where the customer need is drop in a simple solution, get it up and running in a very short period of time in a very aggressive fashion. That is a new market segment for us that is just beginning. So I think the mix kind of falls into that category. Then we expect the enterprise pieces as part of our forecasting to kick in much more significantly in the second half of the year based upon upgrades and migrations.

M. Crosno

One other thing I would add to that, Tom noted in his comments that we’re increasing the number of what we call, ISRs; they’re really the telephonic inside reps. The reason why is in the first quarter the demand on our selling force from an enterprise perspective was so solid, both from an installed base as well as from a new prospect, I don’t think we did as quite of a good job handling some of the departmental application. That’s a key investment area for us right now. I would tell you that would grow significantly so we can take advantage of some of the PAXed applications we have on the group side.

S. Jue	One last question. The new customer metric, I think I missed that earlier?

T. Hogan

The new customer count in the quarter was 21. I want to make an unsolicited comment on new customer account because I look at some of the new customer accounts that are recorded in the industry. It doesn’t seem to compute in my mind. When you look at total revenues, ASPs, and new customers, and you total them up and compare the number of target customers in the industry, it doesn’t make sense to me.

I would tell you that we do not include in our new customer account Vignette installed customers that we penetrate through OEM agreements with organizations like Hyperion, McKesson, Manugistics, and others. We do not count new departments or wholly-owned subs and existing enterprises. We do not count when we sell Vignette into an Epicentric-installed customer or vice versa. With over 1,600 joint customers between our two organizations, candidly, the new customer account is becoming a secondary operational objective for us, and kind of takes a backseat to growth, the value of our solutions, our ASP, and the quality of brands that we’re attracting.

Not to say that we’re not interested in new footprints, because we do track it and that’s part of our “Demand Gen” campaign, but it’s not something we’re as focused on. Really, when you think about it startups are very focused on new customers because it’s a validation that they have a technology that matters. When you get on a conference call with IBM or Microsoft, they don’t talk about the number of new customers they added. I’m not suggesting that we’re IBM, but with 1,600 installed customers between our two companies, we’re closer to that end of the scale than we are a startup company looking for validation. So we’ll be happy to answer that question going forward, but we probably won’t proactively share it.

S. Jue	Great. Thanks. Congrats again on the quarter.

T. Hogan	Thank you.

Moderator	Our next question comes from the line of Jennifer Swanson with Piper Jaffray. Please go ahead.

J. Swanson

I guess my first question is just speaking to what you’re seeing on the macroeconomic side, maybe more specifically the kind of gain to the competitive landscape. It looks like a lot of your competitors kind of dropped the ball a bit this quarter, whereas you beat numbers; it looks like you had a really strong quarter. Is that exclusively the result of the Epicentric acquisition in getting that new combined product to market or is there something else going on in the competitive front that we should be focused on?

T. Hogan

You’ve asked three questions in there so let me try to tackle them serially, and I may ask my colleagues here to jump in here and help. First on the macroeconomic, my sense is that it’s still pretty tough sledding. I think you look at not just the tier two competitors in our space that as you described, “fumbled the ball,” even some of the tier one big players like Siebel, and PeopleSoft, and some pretty big brands struggled. So I think it’s a pretty safe conclusion that the environment is still difficult.

I’m not an economist, but since you asked I’ll offer my opinion, and just take if for what it’s worth. I do think with the geopolitical stuff stabilizing, I do believe that the Bush administration is now going to turn 100% of their attention to economic stimulus. We are very involved in Washington so I’ve had a chance first hand to participate in discussions around the focus. So it’s our hope that that stuff kicks into gear in the second half in time to influence companies’ capital planning and budgeting process in the fall for 2004.

So I would not anticipate a major uptick in general spending levels this year at all. This year, in my mind, is a game of market share and then, hopefully, ‘04 the rising tide lifts all boats. So that’s my opinion on the economy.

Your second question was the competitive landscape and kind of what’s going on there, and then the related question was how much of that was Epicentric driven. I would tell you that we were not surprised to see the Interwovens, Stellants, and divines stumble. The reason is the market there in, we think, is very much a repository infrastructure tool game that over the long run does not have a lot of value add.

The other thing is, candidly, those companies have not made major investments in R&D over the past couple of years to keep pace with increased competition. So we were not surprised, and we’re seeing less of those companies now as their viability becomes an increasing issue, in particular, obviously, with divine, and to a similar but probably lesser extent, Interwoven and Stellant.

I think the other way to answer that is less to kind of disparage our competitors and talk more about what we’re doing. We’re in a very different business. I think a portion of the marketplace is starting to realize that Vignette is not in the repository data management game. Vignette is in the high value add Web-based application delivery business that drives huge value around marketing, service, productivity, and things that matter in a tough economic environment, which kind of segues to your Epicentric question.

Epicentric was an absolutely critical strategic move for us, given the migration of applications from an ASP/JSP basis to the portal as the framework and the window for delivering these applications. I think the two go hand in hand in delivering this service delivery foundation that Michael referenced, in helping solve real business challenges for CIOs that are sitting there with tens of billions of dollars of investments in applications, information, and unstructured data over the past couple decades. They’re under huge budget pressure; they’re under pressure from their line of business executives to deliver more value through applications.

It would be stretching it to say we’re the panacea for all of these challenges, but Vignette is the solution that has a low-cost high impact solution for translating and exploiting all of this different information into these high-impact Web applications. Right now we think that is a wide-open market. We think it’s a big market. We think it’s high value. The visibility is rising everyday, and we think we’re the market leader, and we’re making moves everyday to bolster our strength and our position there. So I think it’s more our strength and strategy that’s creating this gap and separation than a failure on the other competitors’ part.

J. Swanson

Thanks. I just have one other question. In terms of the increase in ASPs, which is great, is that creating some new challenges as well on the sales side since, obviously, the more expensive a product is the tougher it is to sell in this environment. Also, now that the sales force is under new management for the past 90 days, have there been any changes in the structure that could also be driving the increase in ASPs?

T. Hogan

Let me answer the first half, and I’ll let Michael comment on the second. On the first one the answer is absolutely not. When you think about a 39% jump, and you know it’s a buyer’s market, it’s easy to come to that concern or conclusion, but let me kind of put it in a different light. Put yourself in a position as a CIO of the IRS, the CIO of Daimler, the CIO of Vodafone. These guys are driving IT budgets that are measured in the hundreds of millions of dollars. If we can come in and solve their problem, and the problem I just described, for something south of a million dollars or around a million dollars, let alone for $350,000, in the scheme of what they’re spending and the business problems they’re solving, that’s chicken feed. So the answer is absolutely not. We’re having no issue with the increased price points.

We are doing things from an execution, and what Michael would describe as a high performance selling culture that I think are also having an impact and I’ll Michael comment on that.

M. Crosno

We can talk quite a bit about what a definition of a high performance selling culture is, but I’ll tell you the two or three things we have done. First of all, one statistic that is true is our selling cycles have not expanded over the last 90 days; they’ve stayed right intact.

Number two, by taking our organization and teaching them more of value proposition based sale at a higher level in the organization, and then leveraging the reference installs that we have, and also the partnering ecosystem that is being built, what you’re seeing is a demonstration of a little bit less of, “We’re going to go alone and sell a site or a single application,” to “Let’s go become a partner with this organization.”

I will tell you this. If you take a look and digest those accounts that we did sell, every one of those is not the final deal. I would tell you that our ASPs represent, in many cases, if not the majority, the first purchase of many in the future as they start to consolidate applications.

I mean what we’re selling right now is a huge TCO argument, and a time to market argument around application consolidation, application delivery, and composite-based application building. In that marketplace right now the demand is growing pretty rapidly. So I would tell you that, as Tom stated, the answer is yes. We’re definitely managing the selling organization in a tighter and more disciplined way, but they’re also performing at a higher level with a much greater basket of goodies than they’ve ever had before as well.

J. Swanson	Great. Thank you.

Moderator	We’ll move now to the line of Keith Gay from Thomas Weisel Partners. Please go ahead.

V. Churamani

This is Vic Churamani on behalf of Keith. A couple of quick questions. You mentioned repeat business was pretty strong for the installed base. Is there any way you can give us a percentage or quantify that to how much repeat business … came from the installed base?

Secondly, if there is any way to get a percentage on the revenue generated by third party? Any figures or anything that you can give us on that area. I’ll hold the third question.

T. Hogan

To your first question, that’s actually a number that historically we don’t disclose because it just provides a level of insight into bookings that we’re not prepared to provide. Secondly, in terms of partner influence revenue, the majority of our revenue, as it is in pretty much every quarter, is influenced by a third-party partner being involved in the selling cycle, and then subsequently in the implementation. You said you had one more question?

V. Churamani	I was also hoping to get some quantification on maintenance renewal rates?

T. Hogan

Sure. Our maintenance renewal rates, I actually don’t have the exact numbers in front of me, but in the U.S. and in Europe they were, again, last quarter was the highest we’ve ever seen; this quarter approached those levels as well. I think that’s one of the reasons why you’ve seen our maintenance revenue hang in there as well as it has.

In going forward, with the combination of the value we’re providing from a customer perspective, the focus on our collection efforts and our maintenance efforts, I think you’ll see that line go up over time again. So we’ve been more than pleased with our maintenance renewals; they’re as high as they’ve ever been.

M. Crosno

Let me make one comment relative to this whole partnering ecosystem, not just similar to Tom’s commentary on new business. Partner influenced deals historically have worked the same way. People kind of roll everything in there they want and it’s pretty difficult to challenge.

What I will tell you on the partner side, if you take a look at the amount of new business leads and the partner, what I would call, influent pipeline development, that is stronger in the last quarter than it has ever been before, number one. But more importantly, if you take a look at some of the transactions that actually partners just brought to us, which we jointly facilitated on the support side or the technical side of selling versus the sales side of selling, that was higher than in any previous quarter too. That entirely centers around going to market with them, building a vertical practice, and then building a solution around our stack. That’s the whole difference in partners.

So I think what we will probably look at going forward is not just the influencing side, but really how many applications were actually delivered by partners from the selling as well as the services perspective.

V. Churamani	Good. Last question. Which vertical was the strongest for you this quarter? Can you give us a little bit of …?

T. Hogan

There was one anomaly in the quarter, which is the vertical that has clearly the most momentum and the vertical, if I look forward, that has by far the largest opportunity in terms of pipeline activity is the government. When I talk government I’m talking about the federal, state, and local levels, and within federal both civilian defense and national security. It’s just incredibly exciting what’s happening for us in the government.

Now that said, in terms of tactical results in the first quarter our three strongest verticals this quarter were the financial services, the technology, and healthcare, but again, I think you’ll see pretty quickly the government back in that list of our top three.

V. Churamani	Thank you.

Moderator	Speakers, at this time we have no additional questions. Please go ahead.

T. Hogan	I want to thank everybody for joining us this afternoon. I appreciate your interest and support. We’ll look forward to sharing our continued progress with you in 90 days. Thank you.

Moderator

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